UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

Serena Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25285	94-2669809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2755 Campus Drive 3rd Floor,

San Mateo, California 94403-2538

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 522-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On March 10, 2006, Spyglass Merger Corp. (“Spyglass”) was merged with and into Serena Software, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger by and between the Company and Spyglass (the “Merger Agreement”), dated as of November 11, 2005, pursuant to which the Company was the surviving corporation. By virtue of the Company’s status as the surviving corporation upon consummation of the merger, the Company became party to the Silver Lake management agreement, the management stockholders agreements, the restricted stock agreements, the stockholders agreement, and the employment agreements under Sections 4 through 8 of Item 1.01 below, and assumed Spyglass’s obligations under the senior secured credit agreement and the senior subordinated notes and the related indenture.

Item 1.01 Entry into a Material Definitive Agreement.

1. Senior Secured Credit Agreement

On March 10, 2006, in connection with the consummation of the merger, Spyglass and the Company entered into a senior secured credit agreement with the lenders party to such agreement, Lehman Commercial Paper Inc., as Administrative Agent and as Collateral Agent, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Lead Bookrunners, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent and UBS Securities LLC, as Documentation Agent.

General. The borrower under the senior secured credit agreement initially was Spyglass and immediately following completion of the merger is the Company. The senior secured credit agreement provides for (i) a seven-year term loan in the amount of $400.0 million, amortized at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date, with the balance paid at maturity, and (ii) a six-year revolving credit facility that permits loans in an aggregate amount of up to $75.0 million, which includes a letter of credit facility and a swing line facility. In addition, subject to certain terms and conditions, the senior secured credit agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $150.0 million. Proceeds of the term loan on the initial borrowing date have been used to partially finance the merger, to refinance certain indebtedness of the Company and to pay fees and expenses incurred in connection with the merger and the related financings and transactions. Proceeds of the revolving credit facility and any incremental facilities will be used for working capital and general corporate purposes of the Company and its restricted subsidiaries.

Interest Rates and Fees. The loans under the senior secured credit agreement, at the option of the Company, initially bear interest at the following:

•	a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin of (i) 2.25% with respect to the term loan and (ii) 2.50% with respect to the revolving credit facility, or

•	the alternate base rate which will be the higher of (1) the corporate base rate of interest announced by the administrative agent and (2) the Federal Funds rate plus 0.50%, plus, in each case, an applicable margin of (i) 1.25% with respect to the term loan and (ii) 1.50% with respect to the revolving credit facility.

The revolving credit facility initially bears an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the senior secured credit agreement.

After the Company’s delivery of financial statements and a computation of the ratio of total debt (as defined in the senior secured credit agreement) to trailing four quarters of EBITDA (as defined in the senior secured credit agreement), or “total leverage ratio,” for the first full quarter ending after the closing date of the merger, the applicable margins and the commitment fee are subject to a grid based on the most recent total leverage ratio.

Prepayments. At the option of the Company (1) amounts outstanding under the term loan may be voluntarily prepaid and (2) the unutilized portion of the commitments under the revolving credit facility may be permanently reduced and the loans under such facility may be voluntarily repaid, in each case subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the term loan and under any incremental term loan facility are subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step downs based on the most recent total leverage ratio, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the Company or any of its restricted subsidiaries, subject to various reinvestment rights of the Company and other exceptions, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the Company or any of its restricted subsidiaries, subject to various baskets and exceptions.

Guarantors. All obligations under the senior secured credit agreement are guaranteed by each future direct and indirect restricted subsidiary of the Company, other than foreign subsidiaries. As of March 10, 2006, the Company had no domestic subsidiaries and, accordingly, no guarantors on such date.

Security. All obligations of the Company and each guarantor (if any) under the senior secured credit agreement are secured by the following:

•	a perfected lien on and pledge of (a) the capital stock and intercompany notes of each existing and future direct and indirect domestic subsidiary of the Company, (b) all the intercompany notes of the Company and (c) 65% of the capital stock of each existing and future direct and indirect first-tier foreign subsidiary of the Company, and

•	a perfected first priority lien, subject to agreed upon exceptions, on, and security interest in, substantially all of the tangible and intangible properties and assets of the Company and each guarantor.

Covenants, Representations and Warranties. The senior secured credit agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, capital expenditures, sales of assets, mergers and acquisitions, liens and dividends and other distributions. There are no financial covenants included in the senior secured credit agreement, other than a minimum interest coverage ratio and a maximum total leverage ratio.

Events of Default. Events of default under the senior secured credit agreement include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

2. Indenture and Senior Subordinated Notes Due 2016

General. On March 10, 2006, Spyglass issued $200,000,000 aggregate principal amount of 10 3/8% senior subordinated notes due March 15, 2016 (the “Notes”) under an indenture dated as of March 10, 2006 (the “Indenture”), among Spyglass, the Company and The Bank of New York, as trustee (the “Trustee”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act but are expected to be exchanged for substantially identical notes to be registered with the SEC pursuant to a registration rights agreement (as described in Section 3 below).

Guarantees. The Notes are initially guaranteed on an unsecured senior subordinated basis by each restricted subsidiary that guarantees the senior secured credit facility described in Section 1 above. As of March 10, 2006, the Company had no domestic subsidiaries and, accordingly, no guarantors on such date.

Ranking. The Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the senior secured credit facility); effectively subordinated to all secured indebtedness of the Company (including the senior secured credit facility); and senior in right of payment to any future subordinated indebtedness of the Company.

Optional Redemption. At any time prior to March 15, 2011, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus an applicable make-whole premium plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

On and after March 15, 2011 the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15th of each of the years indicated below:

Year	Percentage
2011	105.188%
2012	103.458
2013	101.729
2014 and thereafter	100.000

In addition, until March 15, 2009 the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any additional notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; and provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control. Upon the occurrence of a change of control (as defined in the Indenture), the Company will offer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain Covenants. The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries, directly or indirectly, to act as follows:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, redeem or repurchase capital stock of the Company or make other restricted payments;

•	make investments;

•	create certain liens;

•	sell certain assets;

•	incur obligations that restrict the ability of the Company’s subsidiaries to make dividend or other payments to the Company;

•	guarantee indebtedness;

•	engage in transactions with affiliates;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries on a consolidated basis.

Events of Default. The Indenture also provides for events of default, including, among others, nonpayment of principal or interest, covenant defaults, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, bankruptcy and insolvency events, and cross defaults, which would permit the principal, premium, if any, interest and other monetary obligations on all the then outstanding Notes to be declared due and payable immediately.

3. Registration Rights Agreement

On March 10, 2006, the Company entered into a registration rights agreement with respect to the Notes with Spyglass and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and UBS Securities LLC, as initial purchasers. Pursuant to the registration rights agreement, the Company agreed:

•	to file a registration statement after March 10, 2006, the issue date of the Notes, enabling holders of Notes to exchange the privately placed notes for publicly registered notes with identical terms, and to use the Company’s reasonable best efforts to complete the exchange offer within 360 days after the issue date of the notes; and

•	to use the Company’s reasonable best efforts to have declared effective a shelf registration statement for the resale of the Notes if the Company cannot effect an exchange offer within the time period stated above and in other circumstances.

If the Company does not comply with its obligations under the registration rights agreement, the interest rate applicable to the notes will increase initially by 0.25%, and by an additional 0.25% for each subsequent 90-day period during which the failure to comply continues, up to a maximum additional interest rate of 1.00% per year over the interest rate of 10 3/8% payable on the senior subordinated notes. If the Company’s failure to comply with the registration rights agreement is corrected, the applicable interest rate on the notes will revert to the original level.

4. Silver Lake Management Agreement

In connection with the signing of the Merger Agreement, Spyglass entered into a management agreement with Silver Lake Management Company, L.L.C. (the “manager”), dated as of November 11, 2005. Pursuant to this agreement, to which the Company became party upon consummation of the merger, the manager provides consulting and management advisory services to the Company. The manager received a transaction fee in the amount of $10.0 million in connection with the completion of the merger and will receive an annual fee thereafter of $1.0 million, payable quarterly in advance, and fees as mutually agreed between the manager and the Company in connection with future financing, acquisition, disposition and change of control transactions involving the Company or its subsidiaries. The manager or its affiliates also receives reimbursement for all reasonable out-of-pocket expenses incurred by it in connection with the acquisition transactions prior to the completion of the acquisition transactions and in connection with the provision of services pursuant to the management agreement. The management agreement also contains customary exculpation and indemnification provisions in favor of the manager and its affiliates. This agreement has a term of seven years, but may be terminated by either party earlier upon certain events, including an initial public offering of the Company’s common stock. In connection with any such early termination, the Company is required to pay certain fees to the manager.

5. Management Stockholders Agreement

Prior to the merger, Mark E. Woodward, a director and the Company’s Chief Executive Officer, and Robert I. Pender Jr., the Company’s Chief Financial Officer, Carl Theobald, the Company’s Senior Vice President, Research and Development, Matthew DiMaria, the Company’s Vice President, Marketing, and certain other members of the Company’s management entered into management stockholders agreements, dated as of March 7, 2006, with Spyglass, Silver Lake Partners II, L.P. (“SLP II”) and Silver Lake Technology Investors II, L.P. (“SLTI II”). The Company became a party to this agreement upon consummation of the merger. The management stockholders agreement contains provisions regarding the shares of common stock of the Company, including transfer restrictions, repurchase rights in favor of the Company and certain of its affiliates, piggyback registration rights in favor of Messrs. Woodward, Pender, Theobald and DiMaria and the other management participants, tag-along rights in favor of Messrs. Woodward, Pender, Theobald and DiMaria and the other management participants with respect to future sales by SLP II and its affiliates, and drag-along rights in favor of SLP II and its affiliates.

6. Restricted Stock Agreements

Prior to the completion of the merger, Mark E. Woodward contributed 126,000 shares of Serena common stock to Spyglass in exchange for 604,800 shares of Spyglass common stock and Robert I. Pender, Jr. contributed 64,000 shares of Serena common stock to Spyglass in exchange for 307,200 shares of Spyglass common stock. In connection with these contributions, each of Mark E. Woodward and Robert I. Pender, Jr. entered into restricted stock agreements, dated as of March 10, 2006, with Spyglass. As a result of the completion of the merger, each of the shares of Spyglass common stock received by Messrs. Woodward and Pender was converted into a share of common stock of the Company, as the surviving corporation of the merger, and the Company became a party to these restricted stock agreements. Pursuant to these agreements, these shares of Company common stock held by each of Messrs. Woodward and Pender are subject to vesting and will vest completely on June 16, 2010, unless a “change of control” (as defined in the restricted stock agreements) occurs earlier. If either of Messrs. Woodward or Pender ceases to be employed by the Company for any reason, then all of these shares that have not vested will be forfeit to the Company without cost to the Company. Also pursuant to these agreements, each of Mr. Woodward and Mr. Pender has the right to receive “gross-up payments” from the Company for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code by reason of payments or benefits made or provided to Messrs. Woodward and Pender under their restricted stock agreements and any other plans, programs and arrangements of the Company with respect to any transactions consummated on or prior to April 1, 2006.

7. Stockholders Agreement

Prior to the merger, each of SLP II, SLTI II, Serena Co-Invest Partners, L.P. (“SCIP,” and together with SLP II and SLTI II, the “SLP Entities”), Integral Capital Partners VII, L.P. (“ICP”), Douglas D. Troxel, Douglas D. Troxel Living Trust (“DT Trust”) and Change Happens Foundation entered into a stockholders agreement, dated as of March 10, 2006, with Spyglass. As a result of the completion of the merger, the Company became a party to this agreement, which generally provides for the following:

•	Board of Directors. The stockholders agreement requires that, until the earlier of a Control Event (defined below), or an initial public offering of shares of common stock of the Company, the parties that beneficially own shares of common stock of the Company will vote those shares to elect a board of directors having a specified composition. A “Control Event” means either (1) the SLP Entities and ICP and their respective affiliates no longer hold in the aggregate at least 20% of the outstanding Share Equivalents (as defined below) of the Company, or (2) the SLP Entities and ICP and their respective affiliates, in the aggregate, no longer beneficially own a number of outstanding Share Equivalents that is at least 20% more than the number of the outstanding Share Equivalents that the DT Trust and Change Happens Foundation and their respective permitted transferees, in the aggregate, beneficially own. The stockholders agreement defines “Share Equivalents” as shares of common stock of the Company and the number of shares of common stock of the Company issuable, without payment to us of additional consideration, upon the exercise, conversion or exchange of any other security.

Pursuant to the stockholders agreement, prior to any Control Event or initial public offering, the board of directors of the Company generally will be comprised of the following persons:

•	the chief executive officer of the Company,

•	Douglas D. Troxel and one other member designated by the DT Trust and its permitted transferees, and

•	the remaining board members designated by the SLP Entities and their affiliates.

The right of the DT Trust to designate board members is subject to downward adjustments based on future reduction in its ownership of our common stock. Prior to the completion of the merger, Spyglass issued one share of Series A Preferred Stock to SLP II, which share was converted into one share of Series A Preferred Stock of the Company in connection with the completion of the merger. The share of Series A Preferred Stock held by SLP II entitles SLP II to elect a director of the Company with the power to determine the outcome of all votes of the board of directors prior to the earlier of a Control Event and an initial public offering.

After an initial public offering of common stock of the Company, until the earlier of a Control Event and the third anniversary of such initial public offering, the DT Trust and Change Happens Foundation and their respective permitted transferees will have the right to nominate one individual for election to the board of directors of the Company, provided the DT Trust and Change Happens Foundation and their respective permitted transferees beneficially own at least 10% of all outstanding Share Equivalents of the Company. After an initial public offering, until the earlier of a Control Event and the third anniversary of such initial public offering, the SLP Entities and their affiliates will have the right to nominate the number of individuals for election to the board of directors of the Company that is equal to the product of the percentage of Share Equivalents of the Company held by the SLP Entities and their affiliates, multiplied by the number of directors then on the board, rounded up to the nearest whole number. For so long as the DT Trust and/or the SLP Entities are entitled to nominate an individual for election to the board of directors, the Company is required to nominate such individual for election as a director as part of the management slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of the Company’s management slate.

•	Voting and Consent Rights. Prior to a Control Event or an initial public offering of Company common stock, all parties to the stockholders agreement other than the Silver Lake Entities and their affiliates that hold shares of Company common stock must vote their shares in the same manner as the SLP Entities and their affiliates vote their shares of Company common stock. However, the consent of ICP and a director designated by the DT Trust would be required with respect to either of the following prior to a Control Event or initial public offering, unless ICP and the DT Trust and Change Happens Foundation and their respective permitted transferees no longer beneficially own at least 10% of all outstanding Share Equivalents: (1) specified types of transactions between the SLP Entities or their affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, and (2) amendments to the certificate of incorporation or bylaws of the Company that adversely affect ICP or the DT Trust and Change Happens Foundation and their respective permitted transferees relative to the SLP Entities and their affiliates.

•	Indemnification. The Company will be required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of securities of the Company or its ability to control or influence the Company, and

•	the business, operations, properties, assets or other rights or liabilities of the Company or any of its subsidiaries.

•	Freedom to Pursue Opportunities. Subject to limited exceptions, neither the stockholders that are party to the stockholders agreement nor the Company directors or board observers that they designate or nominate will be required to communicate any present or future corporate opportunities with respect to which such stockholder, director or observer may become aware to the Company and will not be liable to the Company or any of its affiliates or stockholders for breach of any contractual or other duty by reason of such stockholder, director or observer pursuing such opportunity for itself or directing such opportunity to another person.

•	Participation Rights. Subject to specified exceptions, until an initial public offering, the Company may not issue equity securities without permitting each stockholder party to the stockholders agreement to purchase a pro rata share of the securities being issued.

•	Transfer Provisions and Registration Rights. The stockholders agreement also contains (1) transfer restrictions applicable to the Share Equivalents held by ICP, the Troxel Trust and Change Happens

Foundation and their permitted transferees, (2) tag-along rights in favor of ICP, the Troxel Trust and Change Happens Foundation and their permitted transferees, (3) drag-along rights in favor of the SLP Entities, (4) a right of first offer applicable to certain transfers by the DT Trust and Change Happens Foundation and their respective permitted transferees and (5) certain registration rights (including customary indemnification) and Rule 144 sale provisions applicable to the SLP Entities and their affiliates and ICP, DT Trust and Change Happens Foundation and their respective permitted transferees.

8. Employment Agreements

On March 10, 2006, each of Mark E. Woodward and Robert I. Pender, Jr. entered into a definitive employment agreement with the Company, which provide for the following:

•	Mr. Woodward will serve as the President and Chief Executive Officer of the Company and Mr. Pender will serve as the Chief Financial Officer and Senior Vice President, Finance and Administration of the Company;

•	An indefinite term, although each of the executives or the Company may end the executive’s employment at any time;

•	The same base salary as that payable by the Company prior to the merger, subject to adjustments, if any, made by the board of directors of the Company or a committee of that board;

•	The opportunity to earn cash performance bonuses equal to up to 100% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by the Company’s board of directors, which is comparable to the bonus opportunity provided prior to the merger;

•	Employee benefits comparable to those provided by the Company prior to the merger;

•	Participation in the Company’s new stock incentive plan (as described in Section 9 below);

•	The right to receive certain severance payments and benefits, including upon involuntary termination without “cause,” resignation for “good reason,” or a change in control; and

•	Compliance with a confidentiality covenant for an indefinite period and compliance with various restrictive covenants, including non-competition, confidentiality and non-solicitation/non-hire covenants, for the benefit of the Company and certain other parties, during employment and for a period of two years thereafter.

9. Serena Software, Inc. 2006 Stock Incentive Plan

In connection with the completion of the merger, the Company adopted the new Serena Software, Inc. 2006 Stock Incentive Plan (the “Serena 2006 Plan”). The Company has reserved a total of 12% of its fully diluted common stock after completion of the merger for future issuances pursuant to the Serena 2006 Plan. Awards may be made pursuant to the Serena 2006 Plan to any of the Company’s employees, directors, and consultants. The Company’s board of directors administers the Serena 2006 Plan and determines the terms and conditions of option grants. Upon termination of employment, unvested options terminate immediately, while the termination date for vested options varies depending on the reason for termination. Pursuant to the management stockholders agreement described in Section 5 above, the Company is entitled to purchase certain vested options of management participants who leave the Company without good reason. Generally, options granted under the Serena 2006 Plan are not transferable. Upon a change of control event, the Company’s board of directors may provide for assumption or continuation of outstanding awards, issuance of substitute awards, cash payments in exchange for cancellation, or termination of awards. The Serena 2006 Plan expires on the tenth anniversary of its date of adoption.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1 and 2 of Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the merger, the Company notified the NASDAQ National Market that all of the Company’s common stock, $0.001 par value per share, was cancelled and automatically converted into the right to receive $24.00 per share in cash, without interest, and requested that the NASDAQ National Market cease separate trading in the Company’s common stock. On March 10, 2006, the NASDAQ National Market confirmed that it would remove “SRNA” from trading at the close of market.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement, each share of the Company’s common stock, $0.001 par value per share, issued and outstanding as of the effective time of the merger, other than shares held in employee benefits trusts of the Company, was cancelled and automatically converted into the right to receive $24.00 in cash, without interest.

Pursuant to a First Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of March 9, 2006, upon the completion of the merger on March 10, 2006, each of the Company’s 1.5% convertible subordinated notes due 2023 became convertible solely into the amount of cash receivable upon the merger by a holder of the number of shares of common stock of the Company deliverable upon conversion of such notes immediately prior to the merger. Such amount, which equals $1,081.38 per $1,000 principal amount of notes, will not be subject to further adjustment.

The description of the First Supplemental Indenture is qualified in its entirety by the copy thereof which is attached as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

On March 10, 2006, pursuant to the terms of the Merger Agreement, Spyglass consummated the acquisition of the Company through the merger of Spyglass with and into the Company. The Company was the surviving corporation in the merger. A copy of the press release announcing the completion of the merger is incorporated herein by reference as Exhibit 99.1 hereto.

The aggregate purchase price paid for all of the common stock of the Company that was issued and outstanding as of the effective time of the merger, other than shares held in employee benefits trusts of the Company, was approximately $808 million. The aggregate purchase price for such shares, together with payments to holders of options to acquire common stock of the Company, the payments to holders of the Company’s 1.5% convertible subordinated notes that are converted after the merger and payments of fees and expenses related to the merger and the related financings and transactions, was funded through the use of borrowings pursuant to the Company’s new senior secured credit agreement, the net proceeds from the Spyglass offering of senior subordinated notes, cash equity contributions from the SLP Entities and ICP and the Company’s available cash.

After completion of the merger, the SLP Entities held an aggregate of 66.1 million shares of common stock of the Company, which represented approximately 66.7% of the Company’s outstanding common stock after completion of the merger. As a result of the voting agreement set forth in the stockholders agreement described in Item 1.01, the SLP Entities also may be deemed to beneficially own the shares of common stock held by DT Trust, Change Happens Foundation and ICP, which together with the shares held directly by the SLP Entities would represent beneficial ownership of 96.9% of the outstanding shares of common stock of the Company after completion of the merger. The SLP Entities have notified the Company that they disclaim beneficial ownership of the shares of common stock of the Company beneficially owned by any of the other parties to the stockholders agreement.

As described in greater detail in the summary of the stockholders agreement in Item 1.01, the stockholders agreement contains provisions regarding the designation of directors of the Company after completion of the merger. In addition, as described in greater detail in Item 5.03, after completion of the merger, SLP II held a share of Series A Preferred Stock that entitles it to designate a director that has the power to determine the outcome of all votes of the board of directors prior to the earlier of a Control Event and an initial public offering.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 10, 2006, prior to the merger, each of the Company’s independent directors, Carl Bass, J. Hallam Dawson, Gregory J. Owens and David G. DeWalt, voluntarily resigned from the board of the directors of the Company. Following such resignations, four new directors were designated by the remaining directors to fill such vacancies: John R. Joyce, a Managing Director of Silver Lake Partners; Hollie J. Moore, a Director of Silver Lake Partners; Todd Morgenfeld, a Principal of Silver Lake Partners, and David J. Roux, a Managing Director of Silver Lake Partners. Immediately prior to the completion of the merger, Todd Morgenfeld and Robert I. Pender, Jr. voluntarily resigned from the Company’s board of directors. As described in greater detail in the summary of the stockholders agreement in Item 1.01, the stockholders agreement contains provisions regarding the designation of directors of the Company after completion of the merger. As described in greater detail in the summary of the Silver Lake management agreement in Item 1.01, after completion of the merger, the Company became party to a management agreement with Silver Lake Management Company, L.L.C., which provided for the payment of a fee upon completion of the merger and also provides for the payment of additional periodic fees and other potential fees in the future.

In addition, on March 10, 2006, Vita Strimaitis, Senior Vice President, General Counsel and Secretary, and L. Evan Ellis, Jr., Senior Vice President, Chief Operating Officer, voluntarily resigned from their respective positions as executive officers with the Company to pursue other opportunities.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Articles of Incorporation. Pursuant to the Certificate of Merger filed with the Secretary of the State of Delaware on March 10, 2006, the Amended and Restated Certificate of Incorporation of Serena Software, Inc. filed with the Secretary of the State of Delaware on January 22,1999, as amended by the Certificate of Amendment filed with the Secretary of the State of Delaware on August 23, 2001 (the “Old Charter”) was amended and restated by the Restated Certificate of Incorporation of Serena Software, Inc. filed with the Secretary of the State of Delaware on March 10, 2006 (the “New Charter”).

Under the New Charter, the Company has the authority to issue 210,000,001 shares of capital stock, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), 1 share of Series A preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), and 200,000,000 shares of Common Stock.

The New Charter provides that the board of directors of the Company is authorized to issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations and restrictions of the shares of each series, including but not limited to the number of shares constituting any series or the designation of any series, dividend rights, dividend rates, terms of redemption, sinking fund provisions, liquidation preferences, conversion rights, restrictions on new issuances and voting rights.

The New Charter provides that the share of Series A Preferred Stock ranks senior to the Common Stock as to rights of payment upon liquidation. The holder of Series A Preferred Stock, which currently is SLP II, will not be entitled to any dividends with respect to such share. The holder of the Series A Preferred Stock, voting as a separate class, has the right to elect one director of new Serena until the earliest of the following to occur:

•	the SLP Entities and their affiliates and ICP and its affiliates, in the aggregate no longer beneficially own at least 20% of the outstanding share equivalents,

•	the SLP Entities and their affiliates and ICP and its affiliates, in the aggregate, no longer beneficially own a number of outstanding share equivalents that is at least 20% more than the number of the outstanding share equivalents that the DT Trust and Change Happens Foundation and their respective permitted transferees, in the aggregate, beneficially own, or

•	the consummation of an underwritten public offering of common stock, registered under the Securities Act of 1933.

If any of these three events occurs, the Company is required to redeem the Series A Preferred Stock for $1.00. The director designated by the holder of the Series A Preferred Stock will be entitled at any meeting of the board of directors to exercise one vote more than all votes entitled to be cast by all other directors at such time.

Under the New Charter, the Company renounces any interest or expectancy in business opportunities presented to its directors, officers, stockholders, or their affiliates who are employees of the Company or the Company’s subsidiary and not affiliates of SLP II. The Old Charter did not include such a provision.

The description of the New Charter is qualified in its entirety by the copy thereof which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

By-Laws. In connection with the merger, the Bylaws of Spyglass Merger Corp. became the By-Laws of Serena Software, Inc. as the surviving corporation pursuant to the merger.

The description of the By-Laws is qualified in its entirety by the copy thereof which is attached as Exhibit 3.2 hereto and is incorporated by reference herein.

Item 9.01 Exhibits.

(c) Exhibits

Exhibit No.	Exhibit Description
3.1	Restated Certificate of Incorporation of Serena Software, Inc. filed with the Secretary of State of the State of Delaware on March 10, 2006.

3.2	By-Laws of Serena Software, Inc.

4.1	First Supplemental Indenture between Serena Software, Inc. and U.S. Bank National Association, dated as of March 9, 2006.

4.2	Indenture, dated March 10, 2006, among Spyglass Merger Corp., Serena Software, Inc. and The Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99(B)(2) to Amendment No. 3 to the Rule 13E-3 Transaction Statement on Schedule 13E-3, as filed with the Securities and Exchange Commission on March 15, 2006.

99.1	Press Release, dated March 10, 2006, incorporated by reference to Exhibit 99(A)(6) to Amendment No. 3 to the Rule 13E-3 Transaction Statement on Schedule 13E-3, as filed with the Securities and Exchange Commission on March 15, 2006, entitled “Serena Software Announces Completion of Acquisition by Silver Lake Partners.”

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SERENA SOFTWARE, INC.
(registrant)

By:	/S/ ROBERT I. PENDER, JR.
Name:	Robert I. Pender, Jr.
Title:	Chief Financial Officer

Date: March 16, 2006

Exhibit Index

Exhibit No.	Exhibit Description
3.1	Restated Certificate of Incorporation of Serena Software, Inc. filed with the Secretary of State of the State of Delaware on March 10, 2006.

3.2	By-Laws of Serena Software, Inc.

4.1	First Supplemental Indenture between Serena Software, Inc. and U.S. Bank National Association, dated as of March 9, 2006.

4.2	Indenture, dated March 10, 2006, among Spyglass Merger Corp., Serena Software, Inc. and The Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99(B)(2) to Amendment No. 3 to the Rule 13E-3 Transaction Statement on Schedule 13E-3, as filed with the Securities and Exchange Commission on March 15, 2006.

99.1	Press Release, dated March 10, 2006, incorporated by reference to Exhibit 99(A)(6) to Amendment No. 3 to the Rule 13E-3 Transaction Statement on Schedule 13E-3, as filed with the Securities and Exchange Commission on March 15, 2006, entitled “Serena Software Announces Completion of Acquisition by Silver Lake Partners.”